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                            [NATIONAL PROPANE LETTERHEAD]



                   National Propane Partners, L.P.         WILLIAM R.  HUBER
                   200 1st St. SE                          DIRECTOR OF MARKETING
                   Suite 1700, IES Tower
                   Cedar Rapids, IA  52401
                   Tel 319 365 1550
                   FAX 319 365 5152


CONTACT: William R. Huber
         National Propane Corporation
         319-365-1550

         Ron Rominiecki
         National Propane Corporation
         319-365-1550

                         NATIONAL PROPANE PARTNERS, L.P.
                     COMPLETES SALE OF 400,000 COMMON UNITS

Cedar Rapids, IA, November 7, 1996 - National Propane Partners, L.P. (NYSE:NPL), announced today that it has sold 400,000 of its common units (representing approximately 6% of the partnership's common units) through a private placement. The units were sold at a price of $21.00 each, before deducting fees, resulting in net proceeds to the partnership of $7,812,000, which will be used by the partnership for general partnership purposes.

National Propane Partners, L.P. was formed to acquire, own and operate the propane business and substantially all of the assets of National Propane Corporation, the partnership's managing general partner. The initial public offering of the partnership was completed on July 2, 1996. As a result of the initial public offering and after taking into account the shares issued in the private placement, Triarc Companies, Inc. (NYSE:TRY), through its subsidiary National Propane Corporation, holds approximately 43% of the partnership.

National Propane Partners, L.P. has operations concentrated in the Midwest, Northeast, Southeast and the Southwest regions of the United States and serves approximately 250,000 customers through its 166 service centers.